UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
November 22, 2007
(Date of earliest event reported)
CONSOLIDATED WATER CO. LTD.
(Exact Name of Registrant as Specified in Charter)

Cayman Islands, B.W.I.	0-25248	Not Applicable
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)
The Regatta Office Park
Windward Three, 4th Floor
West Bay Road, P.O. Box 1114
Grand Cayman KY 1-1102, Cayman Islands
(Address of Principal Executive Offices)
(345) 945-4277
(Registrant’s telephone number, including area code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.
Consolidated Water Co. Ltd. (the “Company”) owns 50% of the voting stock of Ocean Conversion (BVI) Ltd. (“OC-BVI”), a British Virgin Islands company that sells water on a month-to-month basis to only one customer, the British Virgin Islands Water and Sewer Department. The Company owns an overall 43.5% equity interest in OC-BVI and certain profit-sharing rights that raise the Company’s effective interest in OC-BVI profits to 45.1%. The Company also receives revenues from a management agreement with OC-BVI.
As previously disclosed in the Company’s reports filed with the Securities and Exchange Commission, OC-BVI has been engaged in discussions with the British Virgin Islands government (“BVI Government”) to enter into a new water supply agreement. During these discussions, the BVI Government asserted a purported right of ownership of OC-BVI’s desalination plant in Baughers Bay, Tortola.
As of September 30, 2007, OC-BVI’s accounts receivable from the BVI Government, relating primarily to water sales for the nine months ended September 30, 2007, totaled approximately $5.6 million. These accounts receivable represent amounts billed at the contract prices in effect before the BVI Government asserted its purported right of ownership of the plant. However, the BVI Government advised OC-BVI that it would only pay such amount of the accounts receivable and future billings that, in the opinion of the BVI Government, approximate OC-BVI’s costs of producing the water. At the BVI Government’s proposed purchase price, the BVI Government would pay only approximately 40% of the amounts billed by OC-BVI pending the execution of a new water supply agreement.
Payments by the BVI Government to OC-BVI since the BVI Government’s assumption of the reduced purchase price have been sporadic and as of September 30, 2007, OC-BVI has received payment for less than 27% of the amounts it billed to the BVI Government for the months January 2007 through September 2007. As a result of reduced payments made by the BVI Government, OC-BVI is presently experiencing liquidity problems. OC-BVI has decided not to interrupt the supply of water to BVI residents while its dispute with the BVI Government remains unresolved. Consequently, the Boards of OC-BVI and the Company are presently evaluating possible solutions to OC-BVI’s on-going liquidity issues.
On November 15, 2007, OC-BVI issued a demand letter to the BVI Government for approximately $6.2 million representing amounts that OC-BVI claims are due by the BVI Government for water sold and delivered plus interest and legal fees. In response to OC-BVI’s demand for payment, the BVI Government issued a letter dated November 19, 2007 reasserting its claim that ownership of the Baughers Bay plant has passed to the BVI Government and rejected OC-BVI’s claim for payment.
OC-BVI advised the BVI Government in correspondence dated November 21, 2007 that it was demanding that the dispute between OC-BVI and the BVI Government be submitted to arbitration pursuant to the terms of the Deed of Agreement No. 124 of 1990 dated May 9, 1990, as assigned, extended and amended between the parties. On the following day, OC-BVI’s management was informed that the BVI Government had filed a lawsuit with the

Eastern Caribbean Supreme Court seeking ownership of the Baughers Bay plant. OC-BVI has informed the Company that it intends to vigorously pursue its rights to full payment for water sold and delivered to the BVI Government and to defend against any action that the BVI Government owns any interest in the Baughers Bay plant and that it believes this dispute will be resolved to its satisfaction.
The Company cannot assure you that OC-BVI will be able to successfully resolve this dispute with the BVI Government. For the year ended December 31, 2006 and the nine months ended September 30, 2007, the Company recognized approximately $1.4 million and $1,361,000, respectively, in income from the Company’s equity investment in the earnings of OC-BVI and approximately $1.5 million and $538,000 in revenue, respectively, from the Company’s agreement to provide management services to OC-BVI. The Company also recognized approximately $508,000 and $540,000 in other income for the year ended December 31, 2006 and the nine months ended September 30, 2007, respectively, from a profit-sharing agreement that the Company has with OC-BVI. As of September 30, 2007, the Company’s loan to, and equity investment in, OC-BVI totaled approximately $16.9 million and the recorded value of the Company’s management services agreement, which is reflected on the Company’s balance sheet as an intangible asset, was approximately $856,000.
If an arbitration panel or court determines that the BVI Government owns the Baughers Bay plant, OC-BVI could lose its water supply agreement with the BVI Government and its ownership of the Baughers Bay plant. The arbitration panel or court could also determine that OC-BVI is not entitled to full payment of amounts previously billed to the BVI Government. In either case, the value of the Company’s OC-BVI-related assets would decline, and the Company would be required to record impairment charges to reduce the carrying values of these assets. Such impairment charges would reduce the Company’s earnings and could have a significant adverse impact on the Company’s results of operations and financial condition.
In July 2007, OC-BVI completed the construction of a new desalination plant located on Bar Bay, Tortola in the British Virgin Islands at a total cost of approximately $8 million. OC-BVI constructed the plant in order to service what it believes is an increasing demand for water in the area surrounding the plant. The Company has provided $2.9 million in loans for the construction of this plant as of September 30, 2007. As a result of OC-BVI’s dispute with the BVI Government over the Baughers Bay plant, OC-BVI may not be able to obtain a water supply agreement from the BVI Government for the Bar Bay plant. If such an agreement is not obtained, or is not obtained on sufficiently favorable terms, OC-BVI may not be able to recover the costs of its investment in the plant, in which case the Company may be required to record an impairment charge to reduce the carrying value of the Company’s loan to OC-BVI and the Company’s investment in OC-BVI.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONSOLIDATED WATER CO. LTD.
By:	/s/ David W. Sasnett
	Name:	David W. Sasnett
	Title:	Executive Vice President and Chief Financial Officer

Date: November 28, 2007